Exhibit 99.1

SAIC Announces Financial Results for the Third Quarter of Fiscal Year 2016

•	Revenues of $1,129 million, excluding revenues performed by former parent; total revenues of $1,136 million
•	Operating income of $64 million (5.7% of revenues); adjusted operating income of $65 million (5.8% of revenues) after excluding acquisition and integration costs
•

Earnings before interest, taxes, depreciation and amortization (EBITDA) of $81 million (7.2% of revenues); adjusted EBITDA of $82 million (7.3% of revenues) after excluding acquisition and integration costs

•	Diluted earnings per share of $0.72; adjusted diluted earnings per share of $0.73 after excluding acquisition and integration costs, net of estimated tax
•	Cash flows provided by operating activities of $68 million
•	Book-to-bill ratio of approximately 1.2

MCLEAN, VA, December 2, 2015—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence and enterprise information technology markets, today announced financial results for the third quarter ended October 30, 2015.

“Third quarter performance displayed consistent progress in our strategy and underscores our commitment to shareholders,” said CEO Tony Moraco. “Despite slight internal revenue contraction this quarter, we have managed the business to deliver on profitability, earnings and cash flow. We have continued confidence in our long-term revenue growth as a result of strong bookings and new contract vehicle awards resulting from our continued pursuit of our protect, expand and grow approach and leveraging our matrix operating structure. A return to share repurchases this quarter further exemplifies our commitment to return excess cash to our investors and increase shareholder value creation.”

Third Quarter: Summary Operating Results

	Three Months Ended				Nine Months Ended
	October 30, 2015	Percent change		October 31, 2014	October 30, 2015	Percent change		October 31, 2014
	(in millions, except per share amounts)
Revenues	$1,129	14%		$993	$3,216	11%		$2,894
Revenues performed by former parent(1)	7	(36%)		11	28	(28%)		39
Total revenues	1,136	13%		1,004	3,244	11%		2,933
Operating income	64	2%		63	173	(4%)		181
Operating income as a percentage of revenues	5.7%	-60	bps	6.3%	5.4%	-90	bps	6.3%
Adjusted operating income(2)	65	3%		63	189	4%		181
Adjusted operating income as a percentage of revenues	5.8%	-50	bps	6.3%	5.9%	-40	bps	6.3%
EBITDA(2)	81	17%		69	213	9%		196
EBITDA as a percentage of revenues	7.2%	30	bps	6.9%	6.6%	-20	bps	6.8%
Adjusted EBITDA(2)	82	19%		69	229	17%		196
Adjusted EBITDA as a percentage of revenues	7.3%	40	bps	6.9%	7.1%	30	bps	6.8%
Net income	34	(8%)		37	89	(15%)		105
Diluted earnings per share	$0.72	(6%)		$0.77	$1.87	(13%)		$2.15
Adjusted diluted earnings per share(2),(3)	$0.73	(5%)		$0.77	$2.11	(2%)		$2.15
Cash flows provided by operating activities	$68	(17%)		$82	$118	(35%)		$181
Free cash flow(2)	$63	(18%)		$77	$107	(36%)		$166
(1)	“Revenues performed by former parent” represent work performed by SAIC’s former parent on pre-separation joint work recorded at revenue equal to cost.
(2)	Non-GAAP financial measure. See Schedule 5 for reconciliation to the most directly comparable GAAP financial measure.
(3)

“Adjusted diluted earnings per share” is calculated excluding acquisition and integration costs of $1 million and $16 million for the three and nine months ended October 30, 2015, respectively, and uses SAIC’s effective income tax rates for each period reported without the negative effect of the non-deductible acquisition costs that are included in reported net income.

Revenues for the third quarter were $1,129 million compared to $993 million during the prior year quarter, which equates to revenue growth of 14%. The increase in revenue was due to the acquisition of Scitor, which generated $148 million in revenue during the quarter. This increase was partially offset by lower material volume on supply chain contracts ($19 million).

As is shown in Schedule 5, in the third quarter the Company’s internal revenue contracted 1.9% when revenue from the prior year quarter is adjusted to include Scitor’s historical revenue. The internal revenue contraction resulted primarily from lower material volume on supply chain contracts ($19 million) and lower revenues of $10 million for Scitor compared to Scitor’s prior year quarter.

Operating income for the quarter was $64 million, or 5.7% of revenues, up from $63 million in the prior year quarter. The increase in operating income was primarily driven by operating income generated by Scitor during the quarter ($5 million after $11 million of amortization of intangible assets acquired through the acquisition), which was partially offset by lower favorable changes in estimates on contracts accounted for under the percentage-of-completion method compared to the prior year quarter ($3 million) and current quarter costs associated with the integration of Scitor ($1 million). Adjusted operating income as a percentage of revenues was 5.8% for the quarter.

Net income for the quarter was $34 million compared to $37 million in the prior year quarter. The decrease was due to increased interest expense on incremental term loan borrowings related to the Scitor acquisition ($7 million, net of tax), partially offset by a lower effective tax rate of 32.1% ($3 million) and increased operating income ($1 million). The lower effective tax rate was due to the identification of additional expenditures that qualified for the manufacturers’ tax deduction and the federal research tax credit in prior fiscal years.

Diluted earnings per share was $0.72 for the quarter and adjusted diluted earnings per share was $0.73 (which excludes the estimated after-tax effects of $1 million of acquisition and integration costs). The weighted-average diluted shares outstanding during the quarter was 47.4 million shares.

Cash Generation and Capital Deployment

Total cash flows provided by operating activities for the quarter were $68 million, a decrease of $14 million from the comparable prior year quarter. The decrease in operating cash over the prior year quarter was primarily due to higher interest expense on incremental borrowings due to the Scitor acquisition ($10 million), a current quarter retirement plan contribution ($9 million) and the timing of customer receipts. Customer receipts were impacted during the current quarter by the ramp up of newly won contracts. These decreases to operating cash flows were partially offset by current quarter cash flows generated from Scitor’s operating activities and an increase in accounts payable primarily related to the timing of disbursements for newly won contracts.

During the quarter, SAIC deployed $30 million of capital, consisting of $13 million in cash dividends and $17 million in plan share repurchases (approximately 0.4 million shares) under SAIC’s previously announced share repurchase program. During the quarter, an additional 3.5 million shares were approved for share repurchases under the share repurchase program, bringing the total number of shares that may be purchased in future quarters to 4.6 million shares.

New Business Awards

Net bookings for the quarter were approximately $1.4 billion, which reflects a book-to-bill ratio of approximately 1.2. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $7.4 billion of which $2.1 billion was funded. Negotiated backlog does not include any estimate of future task orders expected to be awarded under indefinite delivery, indefinite quantity, U.S. General Services Administration schedules or other master agreement contract vehicles.

SAIC was awarded the following notable contracts during the quarter:

U.S. Army – Aviation and Missile Research, Development and Engineering Center (AMRDEC): SAIC was awarded a task order on the Systems and Computer Resources Support (SCRS) contract to continue to provide a variety of systems engineering and software development services for AMRDEC. The single award, firm-fixed price level of effort task order has a one year ordering period, a two-year period of performance and an estimated contract value of $757 million. Work will be performed primarily in Alabama.

NASA Langley Information Technology Enhanced Services II (LITES II): SAIC was awarded NASA’s LITES II contract to provide a variety of information technology (IT) support services, including specialized work on science and engineering software used in modeling and simulation. The single award, firm-fixed price, indefinite delivery, indefinite quantity new contract has a five-year period of performance and a contract value of $200 million. Work will be performed primarily in Virginia.

General Services Administration (GSA) Enterprise Operations: The GSA awarded SAIC a task order to assist with managing and evolving IT service delivery across the GSA enterprise. The single award, cost-plus-award-fee task order represents new work for SAIC and has a one year base period of performance, four one year options and a total contract value of $549 million, if all options are exercised. Work will be performed in Washington, D.C. and other sites worldwide.

SAIC was awarded the following notable contracts subsequent to the end of the quarter:

U.S. Department of Agriculture (USDA) Risk Management Agency: SAIC was awarded a prime task order contract to continue to provide full life cycle IT services to the USDA Risk Management Agency. The single-award task order has a one year period of performance, four one year options and a total contract value of $156 million, if all options are exercised. Work will be performed in Missouri.

U.S. Marine Corps Amphibious Combat Vehicle 1.1: SAIC was awarded a $121.5 million firm-fixed price contract to produce 13 prototype amphibious vehicles with options for 60 low-rate initial production vehicles and 148 full-rate production vehicles that could bring the full value of this contract to over $1 billion. The base period of performance for the new program is expected to be completed by September 2017.

Special Recognition – Military Training Technology (MT2) Picks SAIC as Top Training and Simulation Company

MT2 selected SAIC as one of its top simulation and training companies for 2015. Companies that have made a significant impact in the military training industry are chosen based on criteria such as total military sales, end-user feedback, and innovations. This adds to other recent special recognitions of SAIC, which include LinkedIn’s list of Most InDemand Employers in North America, and Forbes’ lists of both Best Companies for Work-Life Balance and Top Employers for Veterans.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. ET on December 2, 2015. A live audio broadcast of the conference call, along with a supplemental presentation, will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.877.741.4242 (toll-free U.S.) or +1.719.325.4894 (international/local) and entering passcode 4473457.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge, talented people, effective processes, and innovation to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC's approximately 15,300 employees are driven by integrity and mission focus to serve customers in the U.S. federal government, state/local, and global commercial markets. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4.4 billion.

For more information, visit http://www.saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of recently acquired Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor); our ability to successfully integrate Scitor, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities, which if unsuccessful would give lenders the right to, among other things, foreclose on all of our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as protests of awards of contracts to us that were bid before completion of the spin-off or novation of contract vehicles to us or a failure to realize the expected benefits of the spinoff; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com.

All information in this release is as of December 2, 2015. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014
	(in millions, except per share amounts)
Revenues	$1,129	$993	$3,216	$2,894
Revenues performed by former parent	7	11	28	39
Total revenues	1,136	1,004	3,244	2,933
Cost of revenues	1,023	906	2,911	2,645
Cost of revenues performed by former parent	7	11	28	39
Total cost of revenues	1,030	917	2,939	2,684
Selling, general and administrative expenses	41	24	116	68
Acquisition and integration costs	1	-	16	-
Operating income	64	63	173	181
Interest expense	14	4	31	13
Income before income taxes	50	59	142	168
Provision for income taxes	(16)	(22)	(53)	(63)
Net income	$34	$37	$89	$105
Weighted-average number of shares outstanding:
Basic	46.0	46.5	45.9	47.4
Diluted	47.4	48.2	47.5	48.8
Earnings per share:
Basic	$0.74	$0.80	$1.94	$2.22
Diluted	$0.72	$0.77	$1.87	$2.15
Cash dividends declared and paid per share	$0.31	$0.28	$0.90	$0.84

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 30, 2015	January 30, 2015
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$184	$301
Receivables, net	674	544
Inventory, prepaid expenses and other current assets	125	97
Total current assets	983	942
Goodwill	860	379
Intangible assets, net	234	2
Property, plant and equipment, net	74	59
Other assets	25	13
Total assets	$2,176	$1,395

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$464	$390
Accrued payroll and employee benefits	173	155
Long-term debt, current portion	67	31
Total current liabilities	704	576
Long-term debt, net of current portion	1,045	455
Other long-term liabilities	35	19
Total equity	392	345
Total liabilities and equity	$2,176	$1,395

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014
	(in millions)
Cash flows from operating activities:
Net income	$34	$37	$89	$105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18	6	42	16
Deferred income taxes	-	(1)	-	-
Stock-based compensation expense	8	8	25	26
Excess tax benefits from stock-based compensation	(1)	-	(9)	(2)
Increase (decrease) resulting from changes in operating assets and liabilities net of the effect of the acquisition:
Receivables	(8)	10	(44)	(8)
Inventory, prepaid expenses and other current assets	(2)	5	(5)	32
Other assets	-	-	1	-
Accounts payable and accrued liabilities	38	18	36	7
Income taxes payable	-	6	-	6
Accrued payroll and employee benefits	(16)	(8)	(15)	(3)
Other long-term liabilities	(3)	1	(2)	2
Total cash flows provided by operating activities	68	82	118	181
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	-	-	(764)	-
Change in restricted cash	1	-	(16)	-
Expenditures for property, plant and equipment	(5)	(5)	(11)	(15)
Total cash flows used in investing activities	(4)	(5)	(791)	(15)
Cash flows from financing activities:
Proceeds from borrowings	-	-	670	-
Dividend payments to stockholders	(13)	(13)	(41)	(40)
Principal payments on borrowings	(13)	(7)	(29)	(7)
Issuances of stock	1	1	3	2
Stock repurchased and retired or withheld for taxes on equity awards	(18)	(51)	(36)	(123)
Excess tax benefits from stock-based compensation	1	-	9	2
Disbursements for obligations assumed from Scitor acquisition	(1)	-	(3)	-
Deferred financing costs	-	-	(17)	-
Total cash flows provided by (used in) financing activities	(43)	(70)	556	(166)
Total increase (decrease) in cash and cash equivalents	21	7	(117)	-
Cash and cash equivalents at beginning of period	163	247	301	254
Cash and cash equivalents at end of period	$184	$254	$184	$254

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	October 30, 2015	July 31, 2015	January 30, 2015
	(in millions)
Funded backlog	$2,067	$1,932	$1,659
Negotiated unfunded backlog	5,347	5,210	4,513
Total backlog	$7,414	$7,142	$6,172

We obtained $1.1 billion of backlog through the acquisition of Scitor during the second quarter. Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended	Nine Months Ended
	October 30, 2015
	(in millions)
Internal revenue growth (contraction)
Prior year period's revenues, as reported	$993	$2,894
Revenues of acquired business for the comparable prior year period	158	313
Prior year period's revenues, as adjusted	$1,151	$3,207
Current year revenues, as reported	1,129	3,216
Internal revenue (contraction) growth(1),(2)	$(22)	$9
Internal revenue (contraction) growth, as a percentage	-1.9%	0.3%

	Three Months Ended		Nine Months Ended
	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014
	(in millions)
Operating income	$64	$63	$173	$181
Operating income as a percentage of revenues	5.7%	6.3%	5.4%	6.3%
Acquisition and integration costs	1	-	16	-
Adjusted operating income(2)	$65	$63	$189	$181
Adjusted operating income as a percentage of revenues	5.8%	6.3%	5.9%	6.3%

Net income	$34	$37	$89	$105
Interest expense	14	4	31	13
Provision for income taxes	16	22	53	63
Depreciation and amortization	17	6	40	15
EBITDA(2)	81	69	213	196
EBITDA as a percentage of revenues	7.2%	6.9%	6.6%	6.8%
Acquisition and integration costs	1	-	16	-
Adjusted EBITDA(2)	$82	$69	$229	$196
Adjusted EBITDA as a percentage of revenues	7.3%	6.9%	7.1%	6.8%

(1)

“Internal revenue (contraction) growth” is a non-GAAP financial measure that management believes provides an indicator of how successful SAIC has been in growing revenue as we develop our base business and access new markets and capabilities provided by acquisitions like Scitor. We calculate our internal revenue growth (contraction) percentage by comparing our reported revenue for the current year to the reported revenue for the prior year comparable period adjusted to include the comparable period historical revenue of acquired businesses as if the acquisition took place in the prior year.

(2)

“Internal revenue (contraction) growth”, “adjusted operating income”, “EBITDA”, and “adjusted EBITDA” are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into revenue and operating income, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's condensed and consolidated financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014
	(in millions, except per share amounts)
Diluted earnings per share	$0.72	$0.77	$1.87	$2.15
Acquisition and integration costs, net of tax, divided by diluted weighted-average number of shares outstanding	$0.01	$-	$0.24	$-
Adjusted diluted earnings per share(1),(2)	$0.73	$0.77	$2.11	$2.15

Cash flows provided by operating activities	$68	$82	$118	$181
Expenditures for property, plant and equipment	(5)	(5)	(11)	(15)
Free cash flow(1)	$63	$77	$107	$166

(1)

“Adjusted diluted earnings per share” and “free cash flow” are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into diluted earnings per share and cash flows provided by operating activities, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's condensed and consolidated financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

(2)

“Adjusted diluted earnings per share” is calculated excluding acquisition and integration costs of $1 million and $16 million for the three and nine months ended October 30, 2015, respectively, and uses SAIC’s effective income tax rates for each period reported without the negative effect of the non-deductible acquisition costs that are included in reported net income.